Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                            Spectre Industries, Inc.,

                            Spectre Merger Sub, Inc.,

                                    Ian Grant

                                       and

                          Advanced Custom Sensors, Inc.





                           Dated as of March 13, 2004


                                TABLE OF CONTENTS

                                                                                                              Page
ARTICLE I                  DEFINITIONS..........................................................................1
         1.1               Certain Definitions..................................................................1
         1.2               Other Definitions....................................................................5

ARTICLE II                 THE MERGER...........................................................................6
         2.1               Merger; Surviving Corporation........................................................6
         2.2               Articles of Incorporation............................................................6
         2.3               By-Laws..............................................................................6
         2.4               Effective Time.  ....................................................................6
         2.5               Merger Shares; Conversion and Cancellation of Securities.............................7
         2.6               Surrender of Company Certificates....................................................7
         2.7               Stock Transfer Books.  ..............................................................9
         2.8               Dissenting Shares.  .................................................................9
         2.9               Restriction on Transfer..............................................................9
         2.10              Restrictive Legend..................................................................10
         2.11              Closing.  ..........................................................................10

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................10
         3.1               Organization and Qualification.  ...................................................10
         3.2               Capitalization......................................................................11
         3.3               Authority and Validity.  ...........................................................11
         3.4               No Breach or Violation.  ...........................................................12
         3.5               Consents and Approvals.  ...........................................................12
         3.6               Intellectual Property...............................................................12
         3.7               Compliance with Legal Requirements.  ...............................................12
         3.8               Financial Statements................................................................13
         3.9               Ordinary Course.  ..................................................................13
         3.10              Litigation.  .......................................................................13
         3.11              Taxes.  ............................................................................13
         3.12              Books and Records.  ................................................................13
         3.13              Brokers or Finders..................................................................13
         3.14              Proxies.  ..........................................................................13
         3.15              Liabilities.  ......................................................................13
         3.16              Disclosure.  .......................................................................13

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF THE SPECTRE PARTIES...............................14
         4.1               Organization and Qualification.  ...................................................14
         4.2               Capitalization......................................................................14
         4.3               Authority and Validity.  ...........................................................15
         4.4               No Breach or Violation.  ...........................................................15
         4.5               Consents and Approvals.  ...........................................................15
         4.6               Compliance with Legal Requirements..................................................16
         4.7               Litigation..........................................................................16
         4.8               Ordinary Course.....................................................................16
         4.9               Assets and Liabilities..............................................................16
         4.10              Taxes...............................................................................16
         4.11              Books and Records...................................................................16
         4.12              Environmental Matters...............................................................16
         4.13              Financial and Other Information.....................................................16
         4.14              Brokers or Finders..................................................................17
         4.15              Disclosure.  .......................................................................17
         4.16              Filings.............................................................................17

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
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ARTICLE V                  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER...................................17
         5.1               Authority to Execute and Perform Agreements.  ......................................17
         5.2               Enforceability.  ...................................................................17

ARTICLE VI                 COVENANTS OF THE COMPANY............................................................18
         6.1               Additional Information.  ...........................................................18
         6.2               Continuity and Maintenance of Operations............................................18
         6.3               Consents and Approvals..............................................................18
         6.4               Meeting of the Company Shareholders.  ..............................................18
         6.5               Notification of Certain Matters.  ..................................................18
         6.6               Company Disclosure Schedule.........................................................19
         6.7               State Statutes.  ...................................................................19

ARTICLE VII                COVENANTS OF THE SPECTRE PARTIES....................................................19
         7.1               Additional Information..............................................................19
         7.2               No Solicitations.  .................................................................20
         7.3               Continuity and Maintenance of Operations.  .........................................20
         7.4               Consents and Approvals..............................................................20
         7.5               Notification of Certain Matters.  ..................................................20
         7.6               Spectre Disclosure Schedule.........................................................20
         7.7               Securities Filings..................................................................20
         7.8               Election to Spectre's Board of Directors............................................21

ARTICLE VIII               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SPECTRE PARTIES..........................21
         8.1               Accuracy of Representations.........................................................21
         8.2               Covenants.  ........................................................................21
         8.3               Consents and Approvals.  ...........................................................21
         8.4               Delivery of Documents.  ............................................................21
         8.5               No Material Adverse Change.  .......................................................22

ARTICLE IX                 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................................22
         9.1               Accuracy of Representations.........................................................22
         9.2               Covenants.  ........................................................................22
         9.3               Consents and Approvals..............................................................22
         9.4               Delivery of Documents.  ............................................................22
         9.5               No Material Adverse Change..........................................................23
         9.6               No Litigation.  ....................................................................23
         9.7               Restructuring.......................................................................23
         9.8               Dissenters' Rights..................................................................24
         9.9               Exchange Act Requirements...........................................................24
         9.10              Expenses............................................................................24


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
ARTICLE X                  INDEMNIFICATION.....................................................................24
         10.1              Indemnification by the Company......................................................24
         10.2              Indemnification by the Spectre Parties..............................................24
         10.3              Notice to Indemnifying Party........................................................24
         10.4              Defense by Indemnifying Party.......................................................25

ARTICLE XI                 TERMINATION.........................................................................25
         11.1              Termination.  ......................................................................25
         11.2              Effect of Termination...............................................................26

ARTICLE XII                MISCELLANEOUS.......................................................................26
         12.1              Parties Obligated and Benefited.  ..................................................26
         12.2              Publicity...........................................................................26
         12.3              Notices.  ..........................................................................26
         12.4              Attorneys' Fees.  ..................................................................27
         12.5              Headings.  .........................................................................27
         12.6              Choice of Law.  ....................................................................27
         12.7              Rights Cumulative.  ................................................................28
         12.8              Further Actions.  ..................................................................28
         12.9              Time of the Essence.  ..............................................................28
         12.10             Counterparts.  .....................................................................28
         12.11             Entire Agreement.  .................................................................28
         12.12             Expenses............................................................................28
         12.13             Survival of Representations and Covenants...........................................28

                                                                  EXECUTION COPY

      AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2004 (the "Agreement"), among Spectre Industries, Inc., a Nevada Corporation ("Spectre"), Spectre Merger Sub, Inc., a California corporation and wholly owned subsidiary of Spectre ("Merger Sub"), Ian S. Grant ("Shareholder") and Advanced Custom Sensors, Inc., a California corporation (the "Company"). Spectre, Shareholder, Merger Sub and the Company are collectively referred to herein as the "Parties." Spectre and Merger Sub are sometimes referred to herein collectively as the "Spectre Parties."

                                    RECITALS:

      WHEREAS, the respective boards of directors of each of Spectre, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Shareholder is a director, officer and shareholder of Spectre and will benefit from the transactions contemplated herein;

      WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"); and

      WHEREAS, the Company, Spectre and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      1.1 CERTAIN DEFINITIONS. The following terms shall, when used in this Agreement, have the following meanings:

      "Acquisition" means the acquisition by a Person of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

      "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and
(iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

      "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Collateral   Documents"  mean  the  Exhibits  and  any  other  documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.

      "Commission"   means  the  Securities  and  Exchange   Commission  or  any
Regulatory Authority that succeeds to its functions.

      "Company Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Company Business and in which the Company has any right, title or interest or in which the Company acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of the Company, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents.

      "Company Business" means the developing, marketing and sale of advanced Micro-Electro-Mechanical Systems.

      "Company Common Stock" shall mean all of the issued and outstanding common shares of the Company.

      "Company Shareholders" means, as of any particular date, the holders of Company Common Stock on that date.

      "Encumbrance" means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

      "Losses" shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys', accountants' investment bankers' and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 10.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

      "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Material Adverse Effect" shall mean a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on the Company: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Merger, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party's business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

      "Merger Shares" shall mean the shares of Spectre Common Stock deliverable by Spectre in exchange for Company Common Stock pursuant to Section 2.5.

      "Merger Warrants" shall mean the warrants to purchase shares of Spectre Common Stock deliverable by Spectre in exchange for Company Common Stock pursuant to Section 2.5.

      "Merger Warrant Shares" shall mean the shares of Spectre Common Stock issuable upon exercise of the Merger Warrants.

      "Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

      "Permitted Liens" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers' compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Company or Spectre, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of the Company or Spectre, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

      "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Regulatory Authority or other entity.

      "Proposed Acquisition" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

      "Regulatory Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

      "Representative" means any director, officer, employee, agent, consultant,
advisor  or  other   representative  of  a  Person,   including  legal  counsel,
accountants and financial advisors.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      "Spectre Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Spectre Business and in which Spectre or any of its Subsidiaries has any right, title or interest or in which Spectre or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of Spectre or any of its Subsidiaries.

      "Spectre Business" means the business conducted by Spectre and its Subsidiaries.

      "Spectre Common Stock" means the common shares of Spectre.

      "Spectre Securities Filings" means Spectre's Annual Report on Form 10K-SB and its quarterly reports on Form 10-QSB, and all other reports filed and to be filed with the Commission prior to the Effective Time.

      "Spectre Liabilities" shall mean all Liabilities of Spectre existing on or before the Closing Date, whether known or unknown, and whether or not now or on the Closing Date on the books and records of Spectre or any of its Subsidiaries.

      "Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a 50% or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

      "Tax" means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, and claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Treasury Regulations" means regulations promulgated by the U.S. Treasury Department under the Code.

      1.2 OTHER DEFINITIONS. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.


TERM                                                         SCHEDULE
----                                                         --------

"Agreement"..............................................    Preamble

"CCC"....................................................         2.1

"Certificate of Merger"..................................         2.4

"Closing"................................................        2.11

"Closing Date"...........................................        2.11

"Company Common Stock"...................................      2.6(a)

"Company Certificates"...................................      2.7(a)

"Company Convertible Debenture"..........................      3.2(b)

"Company Derivative Securities"..........................      3.2(b)

"Company Financial Statements"...........................         3.8

"Company Intellectual Property Rights"...................         3.6

"Company Stock Plan".....................................      3.2(b)

"Company Warrants".......................................      3.2(b)

"Conversion".............................................  2.6(a)(ii)

"Current Market Price"...................................      2.6(a)

"Dissenting Shares"......................................         2.8

"Effective Time".........................................         2.4

"Excluded Shares"........................................      2.6(a)

"Spectre Parties"........................................    Preamble

"Material Company Contract"..............................         3.4

"Material Spectre Contract"..............................         4.4

"Merger".................................................         2.1

"Parties"................................................   Preamble

"Preferred Shares".......................................  2.6(a)(ii)

"Shareholder Meeting"....................................         6.4

"Spectre Preferred Stock"................................      2.6(a)

"Surviving Corporation"..................................         2.1


                                   ARTICLE II

                                   THE MERGER

      2.1. MERGER; SURVIVING CORPORATION. In accordance with and subject to the provisions of this Agreement and the California Corporations Code ("CCC"), at the Effective Time, the Merger Sub shall be merged with and into the Company (the "Merger"), and the Company shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of California. At the Effective Time, the separate existence of the Merger Sub shall cease. All properties, franchises and rights belonging to the Company and Merger Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall thenceforth be responsible for all the liabilities and obligations of each of Merger Sub and the Company.

      2.2 ARTICLES OF INCORPORATION. The Company's articles of incorporation, as in effect at the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving Corporation until altered or amended as provided therein or by law.

      2.3 BY-LAWS. The Company's by-laws, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation until altered, amended or repealed as provided therein or by law.

      2.4 EFFECTIVE TIME. The Merger shall become effective at the time and date that the certificate of merger with an Officers' Certificate of each of the Merger Sub and the Company (the "Certificate of Merger"), in form and substance acceptable to the Parties, is accepted for filing by the Secretary of State of the State of California in accordance with the provisions of Section 1103 of the CCC. The Certificate of Merger shall be executed by the Merger Sub and the Company and delivered to the Secretary of State of the State of California for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the "Effective Time."

      2.5 MERGER SHARES; CONVERSION AND CANCELLATION OF SECURITIES.

            (a) CONVERSION OF COMPANY COMMON STOCK. At the Effective Time, all shares of Company Common Stock outstanding immediately prior to the Effective Time, other than shares described in Section 2.5(b) and other than Dissenting Shares, collectively, the "Excluded Shares", shall be converted, by virtue of the Merger, into such number of shares of Spectre Common Stock (the "Merger Shares") and warrants to acquire shares of Spectre Common Stock (the "Merger Warrants") on terms attached as Exhibit A so, that the holders of the Company Common Stock will own 65% of Spectre's issued and outstanding capital stock on a fully diluted basis as of the Effective Date after giving effect to the Merger and, upon exercise of the Warrants, 85% of the outstanding capital stock on a fully diluted basis as of the Effective Date, subject to the following:

            (i) The allocation of the Merger Shares and the Merger Warrants among the Company Shareholders excluding the holders of Dissenting Shares shall be as set forth on Exhibit 2.5 to be delivered to Spectre at least one business day prior to the Closing. The allocation shall include the shares issuable pursuant to the Company Derivative Securities on a fully diluted basis;

            (ii) if between the date of this Agreement and the Closing Date, Spectre shall declare a stock split or declare a dividend on Spectre Common Stock payable in Spectre Common Stock (or set a record date with respect thereto), the number of Merger Shares and shares issuable upon exercise of the Merger Warrants (the "Merger Warrant Shares") determined above shall be adjusted to reflect fully the appropriate effect of any such subdivision, combination or dividend.

      At the Effective Time, all Company Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Shares, the Merger Warrants and any distribution or dividend pursuant to Section 2.6(b).

            (b) TREASURY SHARES, ETC. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, held by Spectre or any Subsidiary of Spectre or of the Company immediately before the Effective Time shall be cancelled and extinguished, and nothing shall be issued or paid in respect thereof.

            (c) FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of Spectre Common Stock or Warrants shall be issued in exchange for Company Common Stock. All fractional share amounts shall be rounded up to the nearest whole share.

      2.6 SURRENDER OF COMPANY CERTIFICATES.

            (a) EXCHANGE PROCEDURES. Promptly after the Effective Time, Spectre or its appointed designee shall mail to each holder of a certificate or certificates of Company Common Stock ("Company Certificates") whose shares are converted into the right to receive the Merger Shares and the Merger Warrants,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass to Spectre, only upon delivery of the Company Certificates to Spectre and which shall be in such form and have such other provisions as Spectre may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Shares and the Merger Warrants and any dividends or other distributions pursuant to Section 2.6(b). Upon surrender of Company Certificates for cancellation to Spectre, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Certificates shall be entitled to receive the Merger Shares and the Merger Warrants in exchange therefor and any dividends or distributions payable pursuant to Section 2.6(b), and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.8, to evidence the ownership of the number of full shares of Spectre Common Stock and Warrants into which such shares of the Company Common Stock shall have been so converted and any dividends or distributions payable pursuant to Section 2.6(b).
Notwithstanding the foregoing, if any Company Certificate is lost, stolen, destroyed or mutilated, such holder shall provide evidence reasonably satisfactory to Spectre as to such loss, theft, destruction or mutilation and an affidavit in form and substance satisfactory to Spectre, and, thereupon, such holder shall be entitled to receive the Merger Shares and the Merger Warrants in exchange therefor and any dividends or distributions payable pursuant to Section 2.6(b), and the Company Certificates so surrendered shall forthwith be canceled.

            (b) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Spectre Common Stock with a record date after the Effective Time, will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Spectre Common Stock represented thereby until the holders of record of such Company Certificates shall surrender such Company Certificates or, in the case of any Company Certificate which is lost, stolen, destroyed or mutilated, an affidavit in form and substance satisfactory to Spectre. Subject to applicable law, following surrender of any such Company Certificates or delivery of such affidavit, Spectre shall deliver to the record holders thereof, without interest, the Merger Shares and the Merger Warrants and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Spectre Common Stock.

            (c) TRANSFERS OF OWNERSHIP. If certificates for shares of Spectre Common Stock and the Warrants are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Spectre or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Spectre Common Stock and the Warrants in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Spectre or any agent designated by it that such tax has been paid or is not payable.

            (d) REQUIRED WITHHOLDING. In connection with any payment to any holder or former holder of the Company Common Stock, each of Spectre and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

            (e) NO LIABILITY.  Notwithstanding  anything to the contrary in this
Section 2.6, neither Spectre, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificate shall not have been surrendered prior to the date immediately prior to the date on which such property would otherwise escheat to or become the property of any Governmental or Regulatory Authority, any such property, to the extent permitted by applicable law, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (f) TERMINATION. Any holders of the Company Certificates who have not complied with this ARTICLE II shall look only to Spectre or the Surviving Corporation for, and Spectre and the Surviving Corporation shall remain liable for, payment of their claim for Merger Shares and any dividends or distributions with respect to Spectre Common Stock, without interest thereon.

      2.7 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

      2.8 DISSENTING SHARES. Shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto in accordance with the CCC (the "Dissenting Shares"), will not be converted into the right to receive the Merger Shares and the Warrants, and holders of such shares of Company Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the CCC unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CCC. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Shares and the Warrants, without any interest thereon. The Company will give Spectre prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock. Prior to the Effective Time, the Company will not, except with the prior written consent of Spectre make any payment with respect to, or settle or offer to settle, any such demands.

      2.9 RESTRICTION ON TRANSFER. The Merger Shares, the Merger Warrants and the Warrant Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Merger Shares, the Merger Warrants and the Warrant Shares or any available exemption from registration under the Act, the Merger Shares the Merger Warrants and the Warrant Shares must be held indefinitely. The Company Shareholders are aware that the Merger Shares, the Merger Warrants and the Warrant Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Spectre.

      2.10 RESTRICTIVE LEGEND. All certificates representing the Merger Shares, the Merger Warrants and the Warrant Shares shall contain the following legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE, ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 13, 2004, AMONG SPECTRE INC., SPECTRE MERGER SUB, INC., AND ADVANCED CUSTOM SENSORS, INC., AND IAN S. GRANT A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR
            OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM."

      2.11 CLOSING. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the "Closing") shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, California 90067, or at such other location as the parties may agree at 11:00 a.m., Pacific Time on a date agreed by the Parties hereto (the "Closing Date").

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Spectre that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

      3.1 ORGANIZATION AND QUALIFICATION. The Company and each of its Subsidiaries, collectively referred to herein as the Company, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. The Company has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. The Company is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

      3.2 CAPITALIZATION.

            (a) The authorized, issued and outstanding capital stock and other ownership interests of the Company consists of 10,000,000 shares of common stock, of which 1,788,195 shares were outstanding as of the date hereof. All of the outstanding Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

            (b) There are 151,500 shares of Company Common Stock subject to outstanding Company Stock Options issued pursuant to the 2001 Stock Option/Stock Issuance Plan (the "Company Stock Plan"), 200,000 shares are reserved for and subject to issuance pursuant to the Company Stock Plan, additional shares set forth in Section 3.2(b) of the Company's Disclosure Schedule which are reserved for and subject to issuance upon conversion of the 10% Subordinated Convertible Debentures (the "Company Convertible Debentures") and warrants to purchase 815,666 shares of Company Common Stock (the "Company Warrants"). Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Stock Options, Company Convertible Debentures, Company Warrants and all other rights, if any (collectively, the "Company Derivative Securities").

            (c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

      3.3 AUTHORITY AND VALIDITY. The Company has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of the Company Shareholders as contemplated by Section 6.4 and to receipt of any consents, approvals, authorizations or other matters referred to in Sections 6.4 and 6.5). The execution and delivery by the Company of, the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the Company (subject to the approval of the Company Shareholders as contemplated by Section 6.4). This Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Spectre Parties and approval by the Company Shareholders) is the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than the Spectre Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Spectre Parties, the Collateral Documents will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

      3.4 NO BREACH OR VIOLATION. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Company of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Encumbrance upon the Company, the Company Assets, the Company Business or the Company Common Stock by reason of the terms of (i) the articles of incorporation, by-laws or other charter or organizational document of the Company or any Subsidiary of the Company, (ii) any material contract, agreement, lease, indenture or other instrument to which the Company is a party or by or to which the Company, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Company or (iv) any Permit of the Company, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

      3.5 CONSENTS AND APPROVALS.  Except for requirements described in Sections
6.3 and 6.4, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement or any Collateral Document or for the consummation by the Company of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company to perform its obligations under this Agreement or any of the Collateral Documents.

      3.6 INTELLECTUAL PROPERTY. To the knowledge of the Company, the Company has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the operation of the Company Business without the payment of any royalty or similar payment.

      3.7 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company has operated the Company Business in compliance with all Legal Requirements applicable to the Company except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on the Company or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

      3.8 FINANCIAL STATEMENTS. The Company has provided Spectre with an unaudited balance sheet of the Company as of December 31, 2003 and a statement of operations and cash flow for the period then ended. Such financial statements ("Company Financial Statements") present fairly in all material respects the financial condition of the Company and its results of operations as of the date and for the period indicated subject to year-end adjustments based on the Company's outside auditors' review of such Financial Statements.

      3.9 ORDINARY COURSE. The Company conducted its business and kept its books of accounts, records and files, substantially in the same manner as previously conducted.

      3.10 LITIGATION. As of the date of this Agreement (i) there are no outstanding judgments or orders against or otherwise affecting or related to the Company, the Company Business or the Company Assets; (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the Company's knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on the Company or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

      3.11 TAXES. The Company has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, except where such failure would not have a Material Adverse Effect on the Company.

      3.12 BOOKS AND RECORDS. The books and records of the Company accurately and fairly represent the Company Business and its results of operations in all material respects. All accounts receivable and inventory of the Company Business are reflected properly on such books and records in all material respects.

      3.13 BROKERS OR FINDERS. Except as set forth on Schedule 3.13, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and neither the Company, nor any of its Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

      3.14 PROXIES. Company management holds, or prior to the Closing will hold, irrevocable proxies from the Company Shareholders adequate to ensure Company Shareholder approval of the Merger as required by applicable law.

      3.15 LIABILITIES. As of the date of this Agreement, the Company has no liabilities except for (i) the Liabilities disclosed on Schedule 3.15 and (ii) the Liabilities incurred in connection with this Agreement.

      3.16 DISCLOSURE. No representation or warranty of the Company in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE SPECTRE PARTIES

      Each of the Spectre Parties, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 9.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

      4.1 ORGANIZATION AND QUALIFICATION. Each of Spectre and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Nevada and California, respectively. Each of Spectre and Merger Sub has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Both Spectre and Merger Sub are duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Spectre or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Spectre Parties to perform their obligations under this Agreement or any of the Collateral Documents.

      4.2 CAPITALIZATION.

            (a) As of the date hereof, the authorized capital stock of Spectre consists of 100,000,000 shares of common stock $0.001 par value of which there are 20,878,082 shares outstanding. The shares of Spectre Common Stock included in the Merger Shares, the Warrants and the Warrant Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and nonassessable.

            (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock no par value of which there are 100 shares outstanding. Each outstanding share of Merger Sub is duly authorized, validly issued and outstanding and will be fully paid and nonassessable and is owned by Spectre.

            (c) Schedule 4.2(c) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require Spectre or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

            (d) All of the issued and outstanding shares of Spectre Capital Stock, and all outstanding ownership interests of each of Spectre's Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

      4.3 AUTHORITY AND VALIDITY. Each Spectre Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each Spectre Party of, the performance by each Spectre Party of its respective obligations under, and the consummation by the Spectre Parties of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each Spectre Party. This Agreement has been duly executed and delivered by each of the Spectre Parties and (assuming due execution and delivery by the Company) is the legal, valid and binding obligation of each Spectre Party, enforceable against each of them in accordance with its terms. Upon the execution and delivery by each of the Spectre Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms.

      4.4 NO BREACH OR VIOLATION. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the Spectre Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any Spectre Party under, or result in the creation or imposition of any Encumbrance upon the property of Spectre or Merger Sub by reason of the terms of (i) the articles of incorporation, by-laws or other charter or organizational document of any Spectre Party, (ii) any contract, agreement, lease, indenture or other instrument to which any Spectre Party is a party or by or to which any Spectre Party or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on the Company taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any Spectre Party or (iv) any Permit of Spectre or Merger Sub, which in the case of (ii),
(iii) or (iv) above would have a Material Adverse Effect on Spectre or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any Spectre Party to perform its obligations hereunder or thereunder.

      4.5 CONSENTS AND APPROVALS. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any Spectre Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on Spectre or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Company or any of the Spectre Parties to perform its obligations under this Agreement or any of the Collateral Documents.

      4.6 COMPLIANCE WITH LEGAL REQUIREMENTS. Spectre and its Subsidiaries have operated Spectre Business in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to Spectre and its Subsidiaries, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on Spectre or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

      4.7 LITIGATION. There are no outstanding judgments or orders against or otherwise affecting or related to Spectre, any of its Subsidiaries, or their business or assets; and (ii) there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of any Spectre Party, threatened that, if adversely determined, would have a Material Adverse Effect on Spectre or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

      4.8 ORDINARY COURSE. Since the date of the balance sheet included in the most recent Spectre Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving Spectre or any of its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Spectre.

      4.9 ASSETS AND LIABILITIES. As of the date of this Agreement, neither Spectre nor any of its Subsidiaries has any Assets or Liability, except for the
(i) Assets and Liabilities disclosed on Schedule 4.9 and (ii) Liabilities incurred in connection with this Agreement.

      4.10 TAXES. Spectre has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on Spectre.

      4.11 BOOKS AND RECORDS. The books and records of Spectre and its Subsidiaries accurately and fairly represent the Spectre Business and its results of operations in all material respects. All accounts receivable and inventory of the Spectre Business are reflected properly on such books and records in all material respects.

      4.12 ENVIRONMENTAL MATTERS. Neither Spectre nor any of the Spectre Subsidiaries has violated any Environmental Laws, lacks any permits, licenses or other approvals required of them under applicable Environmental Laws or is violating any term or condition of any such permit, license or approval, except in each case as would not, individually or in the aggregate, result in a Material Adverse Effect on Spectre.

      4.13 FINANCIAL AND OTHER INFORMATION.

            (a) The historical financial statements (including the notes thereto) contained (or incorporated by reference) in the Spectre Securities Filings have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of Spectre and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes.

            (b) To the knowledge of current management, the Spectre Securities Filings did not, as of their filing dates, contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

      4.14 BROKERS OR FINDERS. No broker or finder has acted directly or indirectly for Spectre, any Spectre Party or any of their Affiliates in connection with the transactions contemplated by this Agreement, and neither Spectre, any Spectre Party nor any of their Affiliates has incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

      4.15 DISCLOSURE. No representation or warranty of Spectre in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by Spectre pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      4.16 FILINGS. To the knowledge of current management, Spectre has made all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, required to be made and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

      The Shareholder represents and warrants to the Company that:

      4.17 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. The Shareholder has the requisite rights, power and authority to enter into, execute and deliver this Agreement.

      4.18 ENFORCEABILITY. This Agreement has been duly and validly executed by the Shareholder and (assuming the due authorization, execution and delivery of the Spectre Parties and the Company) constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles affecting the enforcement of contracts.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

      Between the date of this Agreement and the Closing Date:

      5.1 ADDITIONAL INFORMATION. The Company shall provide to Spectre and its Representatives such financial, operating and other documents, data and information relating to the Company, the Company Business and the Company Assets and Liabilities of the Company, as Spectre or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable Spectre and its Representatives to review, inspect and audit the Company Assets, the Company Business and Liabilities of the Company and discuss them with the Company's officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that Spectre may conduct of the Company, the Company Business, the Company Assets and the Liabilities of the Company, the Spectre Parties may fully rely on the Company's warranties, covenants and indemnities set forth in this Agreement.

      5.2 CONTINUITY AND MAINTENANCE OF OPERATIONS. The Company shall, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to promote the financial success of the Company Business and promptly notify Spectre of any material adverse change in the condition (financial or otherwise) of the Company Business and use its commercially reasonable efforts to promote, develop and preserve its relationships with its present employees as well as the goodwill of its customers and promptly notify Spectre of any material adverse change in such relationships.

      5.3 CONSENTS AND APPROVALS. As soon as practicable after execution of this Agreement, the Company shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by the Company to consummate the transactions contemplated by this Agreement and the Collateral Documents.

      5.4 MEETING OF THE COMPANY SHAREHOLDERS. Promptly after the date hereof, the Company will take all action necessary in accordance with its articles of incorporation and by-laws to convene a meeting of the Company's shareholders to consider the adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable. The Company will use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CCC to obtain such approvals. In lieu of such meeting, the adoption and approval of this Agreement and the Merger may be approved by shareholder consent.

      5.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall promptly notify Spectre of any fact, event, circumstance or action known to it that is reasonably likely to cause the Company to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VIII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to Spectre pursuant to this Agreement or the existence or occurrence of which would cause any of the Company's representations or warranties under this Agreement not to be correct and/or complete. The Company shall give prompt written notice to Spectre of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

      5.6 COMPANY DISCLOSURE SCHEDULE. The Company shall, from time to time prior to Closing, supplement the Company Disclosure Statement with additional information that, if existing or known to it on the date of delivery to the Spectre Parties, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Spectre Parties in ARTICLE VIII, the Company Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to the Company Disclosure Statement by written supplements delivered prior to Closing by the Company that (i) are accepted in writing by Spectre, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

      5.7 STATE STATUTES. The Company and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                        COVENANTS OF THE SPECTRE PARTIES

      Between the date of this Agreement and the Closing Date,

      6.1 ADDITIONAL INFORMATION. Spectre shall provide to the Company and its Representatives such financial, operating and other documents, data and information relating to Spectre and its Subsidiaries, the Spectre Business and the Spectre Assets and the Liabilities of Spectre and its Subsidiaries, as the Company or its Representatives may reasonably request. In addition, the Company shall take all action necessary to enable the Company and its Representatives to review and inspect the Spectre Assets, the Spectre Business and the Liabilities of Spectre and its Subsidiaries and discuss them with the Company's officers, employees, independent accountants and counsel. Notwithstanding any investigation that the Company may conduct of Spectre and its Subsidiaries, the Spectre Business, the Spectre Assets and the Liabilities of Spectre and its Subsidiaries, the Company may fully rely on the Spectre Parties' warranties, covenants and indemnities set forth in this Agreement.

      6.2 NO SOLICITATIONS. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE XI, Spectre will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

      6.3 CONTINUITY AND MAINTENANCE OF OPERATIONS. Spectre shall promptly notify the Company of any material adverse change in the condition (financial or otherwise) of Spectre.

      6.4 CONSENTS AND APPROVALS. As soon as practicable after execution of this Agreement, the Spectre Parties shall use their commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by any of the Spectre Parties to consummate the transactions contemplated by this Agreement and the Collateral Documents.

      6.5 NOTIFICATION OF CERTAIN MATTERS. Spectre shall promptly notify the Company of any fact, event, circumstance or action known to it that is reasonably likely to cause any Spectre Party to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE IX not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Company pursuant to this Agreement or the existence or occurrence of which would cause any of the Spectre Parties' representations or warranties under this Agreement not to be correct and/or complete. The Spectre Parties shall give prompt written notice to the Company of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

      6.6 SPECTRE DISCLOSURE SCHEDULE. The Spectre Parties shall, from time to time prior to Closing, supplement the Spectre Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of the Company in ARTICLE IX, the Spectre Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to the Company and (b) information added to the Spectre Disclosure Statement by written supplements delivered prior to Closing by the Spectre Parties that (i) are accepted in writing by the Company or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

      6.7 SECURITIES FILINGS. Spectre will timely file all reports and other documents relating to the operation of Spectre required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

      6.8 ELECTION TO SPECTRE'S BOARD OF DIRECTORS. At the Effective Time of the Merger, Spectre shall take all steps necessary so that there will be a three member board consisting of one continuing director (the "Spectre Director") and two directors designated by the Company. The Spectre Director will deliver a letter or resignation with an effective date six months from the Effective Time.

                                  ARTICLE VII

           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SPECTRE PARTIES

      All obligations of the Spectre Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Spectre Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

      7.1 ACCURACY OF REPRESENTATIONS. All representations and warranties of the Company contained in this Agreement, the Collateral Documents and any certificate delivered by any of the Company at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Company shall have delivered to Spectre and Merger Sub a certificate dated the Closing Date to the foregoing effect.

      7.2 COVENANTS. The Company shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing. The Company shall have delivered to Spectre and Merger Sub a certificate dated the Closing Date to the foregoing effect.

      7.3 CONSENTS AND APPROVALS. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

      7.4 DELIVERY OF DOCUMENTS. The Company shall have delivered, or caused to be delivered, to Spectre and Merger Sub the following documents:

            (i) Certified copies of the Company's articles of incorporation and by-laws and certified resolutions of the board of directors and Shareholders of the Company authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

            (ii) Such other documents and instruments as Spectre may reasonably request: (A) to evidence the accuracy of the Company's representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Company of, or the compliance by the Company with, any covenant, obligation, condition and agreement to be performed or complied with by the Company under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

      7.5 NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall have been no material adverse change in the Company Assets, the Company Business or the financial condition or operations of the Company, taken as a whole.

                                  ARTICLE VIII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      All obligations of the Company under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Company may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

      8.1 ACCURACY OF REPRESENTATIONS. All representations and warranties of the Spectre Parties contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of the Spectre Parties at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. The Spectre Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

      8.2 COVENANTS. The Spectre Parties shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Spectre Parties at or prior to Closing. The Spectre Parties shall have delivered to the Company a certificate dated the Closing Date to the foregoing effect.

      8.3 CONSENTS AND APPROVALS. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

      8.4 DELIVERY OF DOCUMENTS. The Spectre Parties, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Company the following documents:

            (i) Certified copies of the articles of incorporation and by-laws of Spectre and certified resolutions by the board of directors authorizing the execution of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby.

            (ii) Such other documents and instruments as the Company may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Spectre Parties under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (B) to evidence the performance by the Spectre Parties of, or the compliance by the Spectre Parties with, any covenant, obligation, condition and agreement to be performed or complied with by the Spectre Parties under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

            (iii) Letters of resignation from Spectre's current officers and, as provided in Section 7.8, directors to be effective upon the Closing.

            (iv) Board resolutions from Spectre's current directors appointing the designees of the Company to Spectre's board of directors.

      8.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, financial condition or operations of Spectre and its Subsidiaries taken as a whole.

      8.6 NO LITIGATION. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on Spectre.

      8.7 RESTRUCTURING.

            (a) SPIN-OFF. Pursuant to the terms of the Asset Distribution Agreement, dated as of December __, 2003, upon approval of the Spectre shareholders, Spectre shall transfer all of the Spectre Assets and the Spectre Liabilities (the "Spin-off") to Spectre Holdings, Inc., a Nevada corporation ("Spectre Holdings"). The Parties agree that as soon as practicable after the Closing, they shall use their best efforts to (i) file and clear all comments, if any, from the Commission on a Schedule 14A or Schedule 14C ("Proxy Material) for use in connection with the solicitation of Spectre shareholder approval for the Spin-off, the name change of Spectre, and for a reverse stock split as determined by the board of directors of Spectre after the Closing (the Spin-off, together with the name change and the reverse stock split are hereinafter collectively referred to as the "Restructuring"), and (ii) file and clear all comments, if any, from the Commission on a registration statement ("Registration Statement") covering the shares of Spectre Holdings which shall be distributed to those Persons who were shareholders of Spectre prior to the Closing Date in connection with the Spin-off. The preparation of the Proxy Material and the Registration Statement shall be completed at the direction of the Shareholder with approval and review by the Surviving Corporation.

            (b) EXPENSES. Shareholder shall pay for or arrange for the payment of all of the costs and expenses (the "Restructuring Expenses") associated with the Restructuring.

            (c) TIMING. If the Restructuring has not been completed within 120 days from the Closing Date, the Parties hereby agree to that all of the Spectre Assets will be transferred to the Shareholder and/or his designee(s) and the Shareholder shall assume all of the Spectre Liabilities and Restructuring Expenses.

      8.8 DISSENTERS' RIGHTS. No shareholder of Spectre shall have taken steps to perfect dissenters' appraisal rights under the CCC in connection with the Merger.

      8.9 EXCHANGE ACT REQUIREMENTS. Spectre shall have complied with the provisions of Rule 14f-1 of the Exchange Act, if necessary.

      8.10 EXPENSES. Spectre shall have paid or arranged for the payment of all of the costs and expenses of the Spectre Parties associated with this Agreement and the transaction contemplated hereby.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 INDEMNIFICATION BY THE COMPANY. The Company shall, prior to (but not after) the Closing, indemnify, defend and hold harmless (i) Spectre, (ii) each of Spectre's assigns and successors in interest to the Company Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement.

      9.2 INDEMNIFICATION BY THE SPECTRE PARTIES. The Spectre Parties shall, prior to (but not after) the closing, indemnify, defend and hold harmless the Company and each of the Company Shareholders from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Spectre Parties contained in this Agreement.

      9.3 NOTICE TO INDEMNIFYING PARTY. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 10.1 or 10.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 10.4.

      9.4 DEFENSE BY INDEMNIFYING PARTY. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. In this regard, Loeb & Loeb LLP is hereby approved by Spectre as counsel to the Company (in its capacity as the Indemnifying Party). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; PROVIDED, HOWEVER, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

                                   ARTICLE X

                                   TERMINATION

      10.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

            (a) by mutual written agreement of Spectre and the Company hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

            (b) by either the Company or Spectre upon notification to the non-terminating party by the terminating party:

            (i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions in Sections 8.1, 8.2, 9.1 or 9.2 will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the date specified in
      Section 11.1(b)(i), then, for so long as the non-terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 11.1(b)(i);

            (ii) if the Closing has not transpired on or before March 28, 2004.

            (iii) if any  court of  competent  jurisdiction  or other  competent
      Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final and nonappealable; or

      10.2 EFFECT OF TERMINATION. If this Agreement is validly terminated by either the Company or Spectre pursuant to Section 11.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 PARTIES OBLIGATED AND BENEFITED. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement, except that the Company Shareholders shall be third party beneficiaries of this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

      11.2 PUBLICITY. The initial press release shall be a joint press release and thereafter the Company and Spectre each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities interdealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities interdealer quotation service.

      11.3 NOTICES. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

            (a) If to the Spectre Parties to:

            Spectre, Inc.

                           #6-260 E. Esplanade, North Vancouver
                           British Columbia, Canada V7L1A3
                           Attention: Mathew Markin

            If to the Company to:

                           Advanced Custom Sensors, Inc.
                           45 Parker, Suite A
                           Irvine, CA 92618
                           Attention:  Michael Young
                           Facsimile No.  949-855-6685

            With a copy to:

                           Loeb & Loeb LLP
                           10100 Santa Monica Blvd., Suite 2200
                           Los Angeles, California 90067-4164
                           Attention:  David L. Ficksman, Esq.
                           Facsimile No.  (310) 282-2192


Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

      11.4 ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

      11.5 HEADINGS. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

      11.6 CHOICE OF LAW. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of California).

      11.7 RIGHTS CUMULATIVE. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

      11.8 FURTHER ACTIONS. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

      11.9 TIME OF THE ESSENCE. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

      11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.11 ENTIRE  AGREEMENT.  This  Agreement  (including  the  Exhibits,  the
Company Disclosure Statement, the Spectre Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

      11.12 EXPENSES. Each party will be responsible for payment of its expenses in connection with the transactions contemplated by this Agreement.

      11.13 SURVIVAL OF REPRESENTATIONS AND COVENANTS. Notwithstanding any right of the Spectre Parties fully to investigate the affairs of the Company and notwithstanding any Knowledge of facts determined or determinable by the Spectre Parties pursuant to such investigation or right of investigation, the Spectre Parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement. Each representation, warranty, covenant and agreement of the Company contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, Spectre has delivered to the Company Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.

                            [SIGNATURES ON NEXT PAGE]

      IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


                                 SPECTRE, INC., A NEVADA CORPORATION


                                 By:
                                    --------------------------------------
                                    Name: Matthew Markin
                                    Title:   Secretary


                                 SPECTRE MERGER SUB, INC.,
                                 A CALIFORNIA CORPORATION


                                 By:
                                    --------------------------------------
                                    Name: Matthew Markin
                                    Title:   President


                                 ADVANCED CUSTOM SENSORS, INC.,
                                 A CALIFORNIA CORPORATION


                                 By:
                                    --------------------------------------
                                    Name: Michael Young
                                    Title:   President


                                 SHAREHOLDER

                                 --------------------------------------
                                 Ian Grant

                                                                       EXHIBIT A

                                Terms of Warrants

1.    Term:                     Three years

2.    Exercise Price:           .0001 per share

3.    Restriction  on Exercise: cannot be exercised for a six month period from Closing

                                                                     Exhibit 2.5

                                           Exhibit 2.6 - Merger Share Allocation

                           COMPANY DISCLOSURE SCHEDULE

                   Schedule 3.2(b)(i) - Derivative Securities

                           COMPANY DISCLOSURE SCHEDULE

                       Schedule 3.13 - Brokers or Finders

                           COMPANY DISCLOSURE SCHEDULE

                           Schedule 3.15 - Liabilities


1. ACSI owes University of California $100,000 for a technology development contract. (This should have been included in the audit report.)

2.    ACSI owes about $30,000 in payroll tax.

3.    ACSI has issued following Promissory Notes.

      $190,665.44 to Tina Young

      $100,000 to Tina Young

      $25,000 to Pei Jen Hsu

      $500,000 to CAAS (Not sure if this money will be wired in before signing this doc and if Mr. Chen is going to use the name of CAAS.)

4.    ACSI owes $250,000 to Brick Laboratories.

5.    ACSI owes $90,000 business loan to Bank of America.

6.    ACSI owes $40,000 business loan to General Bank.

                      SPECTRE PARTIES' DISCLOSURE SCHEDULE

                     Schedule 4.2(c) - Derivative Securities

                                      None.

                      SPECTRE PARTIES' DISCLOSURE SCHEDULE

                      Schedule 4.9 - Assets and Liabilities